Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ELECTS

WOLFGANG DÜRHEIMER AS NEW BOARD MEMBER

BLOOMFIELD HILLS, MI, May 11, 2018 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that Wolfgang Dürheimer has been elected to its Board of Directors at its annual Shareholders Meeting, along with twelve incumbent directors.

“We welcome Mr. Dürheimer to the Penske Automotive Group Board of Directors and look forward to his guidance as we continue to grow our company,” said Penske Automotive Group Chairman Roger S. Penske. “As the auto industry continues to expand and evolve, his extensive experience in the premium/luxury auto sector will provide valuable insight to Penske Automotive Group.”

Most recently, Mr. Dürheimer served as Chairman and Chief Executive Officer of Bentley Motors Ltd., from April 2014 to January 2018 as well as President of Bugatti Automobiles S.S.A. and Bugatti International S.A. Prior to that Mr. Dürheimer held various positions within Volkswagen AG and its subsidiaries.  From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for research and development.  Prior to joining Porsche in 1999, he worked fourteen years with BMW where he held various managerial roles.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs more than 26,000 people worldwide, is a member of the Fortune 500, Russell 2000, and was named as one of the World’s Most Admired Companies by Fortune.  For additional information visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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